Exhibit 99.1

Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY, INC. AND KNOLOGY BROADBAND, INC.
EXTEND EXCHANGE OFFER

WEST POINT, Ga. (September 9, 2002) – Knology, Inc. (“Knology” and, together with its subsidiaries, the “Company”) announced that it is extending its exchange offer for the 11 7/8% Senior Discount Notes due 2007 (the “Old Notes”) issued by Knology’s subsidiary, Knology Broadband, Inc. (“Broadband”). The exchange offer, as extended, will expire at 5:00 p.m., New York City time, on September 13, 2002.

As of September 6, 2002, the Company had received tenders of $354.5 million principal amount at maturity of Old Notes, representing 93% of the $379.9 million aggregate principal amount at maturity of Old Notes subject to the exchange offer. An additional $64.2 million principal amount at maturity of Old Notes outstanding are held by Valley Telephone Co., Inc., a subsidiary of Knology, and will be canceled at the completion of the exchange offer.

Knology’s President and CEO, Rodger Johnson said, “We are gratified by the overwhelming support for our restructuring plan that we have received from our major shareholders, our banks, and the vast majority of our bondholders. Unfortunately we have a small number of bondholders who have not yet tendered their holdings. Since the exchange offer is predicated, among other things, on the exchange of 100% of the outstanding Old Notes, the Company has decided it will abandon the exchange offer and seek to restructure the Old Notes pursuant to a prepackaged plan of reorganization of Broadband under the Bankruptcy Code, if the needed Old Notes are not tendered by the expiration of this offer on September 13, 2002.”

Johnson also noted that Knology would continue its business as usual. The filing, should it become necessary, would not affect any of Broadband’s operating subsidiaries nor would it affect Knology, Interstate Telephone Company or Valley Telephone Company.

The Company previously conducted a solicitation of acceptances with respect to the prepackaged plan of reorganization, and received sufficient acceptances to obtain approval of the prepackaged plan by the court. If the conditions to the exchange offer are not met and the Company abandons the exchange offer after its expiration on September 13, 2002, the Old Notes already tendered will be returned to their holders.

Offers to exchange Old Notes are made only by the Offering Circular and Solicitation Statement, which can be obtained by calling MacKenzie Partners, Inc., the Information Agent, at

(212) 929-5500 (call collect) for banks and brokers or (800) 322-2885 (toll-free) for all others. In addition, holders of the Old Notes may contact Credit Suisse First Boston Corporation, the Dealer Manager, at (212) 538-0653 (call collect), attention David Alterman, with questions regarding the exchange offer.

The securities discussed in this news release as issuable pursuant to the exchange offer will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Knology and Broadband

Knology and Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.